Exhibit 99.1

GUESS?, INC.	NEWS RELEASE

Contacts:	Carlos Alberini President & Chief Operating Officer (213) 765-3582

Dennis R. Secor SVP & Chief Financial Officer (213) 765-3289

Joseph Teklits Integrated Corporate Relations (203) 682-8258

GUESS?, INC. REPORTS RECORD Q3 REVENUES
AND RECORD Q3 EPS OF $0.62

RAISES FISCAL YEAR 2008 EPS GUIDANCE

PROVIDES FISCAL YEAR 2009 EPS GUIDANCE

Third Quarter Highlights

- Global revenues increased 43% to a record of $469.1 million

- European revenues up 79%

- Licensing revenues up 33%

- North American comp sales up 15.8%

- Wholesale revenues up 75%

- Operating margin improved 30 basis points to 20.4%

- Net earnings increased 32% to $58.3 million

LOS ANGELES, December 4, 2007– Guess?, Inc. (NYSE: GES) today reported financial results for the third quarter of its 2008 fiscal year, which ended November 3, 2007.

Third Quarter 2008 Results

For the third quarter of fiscal 2008, the Company reported record net earnings of $58.3 million, an increase of 32% compared to net earnings of $44.0 million for the recast quarter ended October 28, 2006.  Diluted earnings per share increased 29% to $0.62 per share in the current quarter versus $0.48 per share in the prior year quarter.

Paul Marciano, Chief Executive Officer, commented, “We are very pleased with our solid financial performance this quarter.  These results reflect the global strength of our Guess brand and our highly diversified business model.  The investments we are making to develop and expand our business in North America, Europe and Asia are clearly yielding positive results.  In the period, we increased revenues by 43% to $469.1 million and operating earnings by 45% to $95.6 million – all time records for any quarter in our Company’s history.  I am particularly pleased with these results, considering that during the quarter we made significant investments to support the Company’s future growth.”

Mr. Marciano continued, “Once again, all of our business segments delivered double-digit revenue growth and all contributed to the increase in our operating earnings.  Overall, this strong performance resulted in a 32% increase in earnings and marked our 17th consecutive quarter of earnings growth.  We are encouraged by these results, especially in light of today’s challenging retail environment.  I believe this success is due to the great product assortment developed by our teams of designers, merchants and licensees worldwide.  Based on these results and our recent sales trends, we are confident that we continue to be well positioned for the holiday selling season.”

Total net revenue for the third quarter of fiscal 2008 increased 42.7% to $469.1 million from $328.8 million in the prior-year period.  The Company’s retail stores in the U.S. and Canada generated revenue of $210.4 million in the third quarter of fiscal 2008, a 17.7% increase from $178.8 million in the same period a year ago.  Comparable store sales increased 15.8% for the quarter ended November 3, 2007, compared to the thirteen weeks ended November 4, 2006.  This represents the 19th consecutive quarter of same store sales growth in North America.  The Company operated 365 retail stores in the U.S. and Canada at the end of the third quarter of fiscal 2008 versus 332 stores a year earlier.

Net revenue from the Company’s wholesale segment, which includes the Company’s Asian operations, increased 75.0% to $76.9 million in the third quarter of fiscal 2008, from $43.9 million in the prior-year period.

Net revenue from the Company’s European segment increased 78.8% to $159.4 million in the third quarter of fiscal 2008, compared to $89.1 million in the prior-year period.

Licensing segment net revenue increased 32.6% to $22.4 million in the third quarter of fiscal 2008, from $16.9 million in the prior-year period.

Operating earnings for the third quarter of fiscal 2008 increased 44.6% to $95.6 million from $66.2 million in the prior-year period.  Operating margin in the third quarter improved 30 basis points to 20.4%, compared to the prior year’s quarter.  This margin expansion was driven by improved leverage over occupancy costs and leverage over selling and administrative costs, partially offset set by lower product margins.

Nine-Month Period Results

For the nine months ended November 3, 2007, the Company reported net earnings of $131.3 million, an increase of 53.9% compared to net earnings of $85.3 million for the nine months ended October 28, 2006.  Diluted earnings per share increased 50.5% to $1.40 per share in the first nine months of the current 2008 fiscal year versus $0.93 per share in the comparable nine-month period last year.

Total net revenue for the first nine months of fiscal 2008 increased 44.2% to $1,235.3 million from $856.4 million in the prior-year period.  The Company’s retail stores in the U.S. and Canada generated revenue of $591.5 million in the first nine months of fiscal 2008, a 19.3% increase from $495.8 million in the same period a year ago.  Comparable store sales increased 15.3% for the nine months ended November 3, 2007, compared to the nine months ended November 4, 2006.  Net revenue from the Company’s wholesale segment, which includes the Company’s Asian operations, increased 75.6% to $193.4 million in the first nine months of fiscal 2008, from $110.1 million in the prior-year period.  Net revenue from the Company’s European segment increased 88.4% to $386.2 million in the first nine months of fiscal 2008, compared to $205.0 million in the prior-year period.  Licensing segment net revenue increased 41.2% to $64.3 million in the first nine months of fiscal 2008, from $45.5 million in the prior-year period.

Operating earnings for the first nine months of fiscal 2008 increased 58.8% to $212.9 million from $134.1 million in the prior-year period.  Operating margin in the first nine months of fiscal 2008 improved 150 basis points to 17.2%, compared to the prior-year period.

Outlook

The Company’s expectations for the fiscal year ending February 2, 2008, are now as follows:

-	Consolidated net revenues are expected to range from $1.68 billion to $1.70 billion.
-	Operating margin is expected to be about 17.5%.
-	Diluted earnings per share are expected to be in the range of $1.93 to $1.96.

The fiscal year ending February 2, 2008 will include 52 weeks and a four-week January period, compared to the recast year ended February 3, 2007, which included 53 weeks and a five-week January period.

The Company also provided the following expectations for the fiscal year ending January 31, 2009:

-	Consolidated net revenues are expected to range from $1.97 billion to $2.05 billion.
-	Operating margin is expected to be about 18%.
-	Diluted earnings per share are expected to be in the range of $2.35 to $2.45.

Dividend

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.08 per share on the Company’s common stock.  The dividend will be payable on January 4, 2008 to shareholders of record at the close of business on December 19, 2007.

The Company will hold a conference call at 4:30 pm (ET) on December 4, 2007 to discuss the news announced in this press release.  A live webcast of the conference call will be accessible at www.guessinc.com via the “Investor’s Info” link.  The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products.  As of November 3, 2007 the Company operated 365 retail stores in the United States and Canada and 560 retail stores outside of North America, of which 56 were directly owned.  The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guessinc.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company’s future prospects and guidance for fiscal years 2008 and 2009, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ materially from current expectations include our ability to, among other things, anticipate consumer preferences, effectively operate our retail stores, effectively manage inventories, successfully execute our strategies, including our supply chain and international growth strategies, currency fluctuations and domestic and international general economic conditions and consumer confidence. In addition to these factors, the economic and other factors identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Source: Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	November 3,		October 28,		November 3,		October 28
	2007		2006		2007		2006
	$	%	$	%	$	%	$	%

Net revenue
Product sales	$446,672	95.2%	$311,914	94.9%	$1,171,054	94.8%	$810,936	94.7%
Net royalties	22,407	4.8%	16,902	5.1%	64,261	5.2%	45,512	5.3%
	469,079	100.0%	328,816	100.0%	1,235,315	100.0%	856,448	100.0%

Cost of product sales	250,598	53.4%	174,285	53.0%	676,069	54.7%	480,976	56.2%

Gross profit	218,481	46.6%	154,531	47.0%	559,246	45.3%	375,472	43.8%

Selling, general and administrative expenses	122,837	26.2%	88,366	26.9%	346,307	28.1%	241,382	28.1%

Earnings from operations	95,644	20.4%	66,165	20.1%	212,939	17.2%	134,090	15.7%

Other (income) expense:
Interest expense	888	0.2%	1,517	0.5%	2,199	0.2%	4,776	0.6%
Interest income	(1,636)	(0.4%)	(1,770)	(0.6%)	(5,384)	(0.5%)	(4,491)	(0.5%)
Other, net	(685)	(0.1%)	(1,646)	(0.5%)	(324)	---	(2,770)	(0.3%)

Earnings before income taxes and minority interests	97,077	20.7%	68,064	20.7%	216,448	17.5%	136,575	15.9%

Income taxes	37,648	8.1%	23,963	7.3%	84,047	6.8%	51,280	5.9%
Minority interest	1,155	0.2%	111	---	1,118	0.1%	(12)	---

Net earnings	$58,274	12.4%	$43,990	13.4%	$131,283	10.6%	$85,307	10.0%

Net earnings per share:

Basic	$0.63		$0.48		$1.42		$0.94

Diluted	$0.62		$0.48		$1.40		$0.93

Weighted number of shares outstanding:

Basic	92,516		90,846		92,194		90,486

Diluted	93,760		92,250		93,515		91,900

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	November 3,	October 28,	%	November 3,	October 28,	%
	2007	2006	chg	2007	2006	chg

Net revenue:
Retail operations	$210,407	$178,834	18%	$591,509	$495,790	19%
Wholesale operations	76,901	43,939	75%	193,375	110,123	76%
European operations	159,363	89,141	79%	386,170	205,023	88%
Licensing operations	22,408	16,902	33%	64,261	45,512	41%
	$469,079	$328,816	43%	$1,235,315	$856,448	44%

Earnings (loss) from operations:
Retail operations	$31,440	$26,787	17%	$79,093	$61,415	29%
Wholesale operations	17,261	9,040	91%	38,155	17,506	118%
European operations	45,856	31,103	47%	92,939	56,266	65%
Licensing operations	17,969	13,115	37%	54,433	38,235	42%
Corporate overhead	(16,882)	(13,880)	22%	(51,681)	(39,332)	31%
	$95,644	$66,165	45%	$212,939	$134,090	59%

Operating margins:
Retail operations	14.9%	15.0%		13.4%	12.4%
Wholesale operations	22.4%	20.6%		19.7%	15.9%
European operations	28.8%	34.9%		24.1%	27.4%
Licensing operations	80.2%	77.6%		84.7%	84.0%
Total Company	20.4%	20.1%		17.2%	15.7%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(dollars in thousands)

	November 3,	February 3,	October 28,
	2007	2007	2006

ASSETS

Cash and cash equivalents	$191,878	$207,617	$163,806

Restricted cash	---	---	16,361

Receivables, net	296,617	142,659	173,750

Inventories, net	222,956	173,668	144,514

Other current assets	46,141	39,523	39,097

Property and equipment, net	219,984	162,555	160,677

Other assets	144,586	117,300	109,337

Total Assets	$1,122,162	$843,322	$807,542

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of short-term borrowings and capital lease obligations	$43,252	$20,804	$52,585

Other current liabilities	345,132	258,725	229,159

Notes payable, long-term debt and capital lease obligations, excluding current installments	18,152	17,336	41,122

Other long-term liabilities	108,574	103,126	87,930

Minority interest	6,215	4,607	478

Stockholders' equity	600,837	438,724	396,268

Total Liabilities and Stockholders' Equity	$1,122,162	$843,322	$807,542

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(dollars in thousands)

	Nine Months Ended
	November 3,	October 28,
	2007	2006

Net cash provided by operating activities	$50,469	$39,514

Net cash used in investing activities	(93,202)	(47,785)

Net cash provided by financing activities	22,240	4,243

Effect of exchange rates on cash	4,754	640

Net decrease in cash and cash equivalents	(15,739)	(3,388)

Cash and cash equivalents at the beginning of the year	207,617	167,194

Cash and cash equivalents at the end of the period	$191,878	$163,806

Supplemental information:

Depreciation and amortization	$36,835	$27,991

Rent	87,956	63,003

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Nine Months Ended
	November 3,	October 28,
	2007	2006

Number of stores at the beginning of the year	334	311

Store openings	39	27

Store closures	(8)	(6)

Number of stores at the end of the period	365	332

Total store square footage at the end of the period	1,719,000	1,607,000